Exhibit 4.6

Execution Version

NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) by and between Liberty Media Corporation, a Delaware corporation (“Liberty”), and Mark L. Schneider (“Executive”), dated as of December 19, 2003.

W I T N E S S E T H:

WHEREAS, Executive is currently employed as an executive of UnitedGlobalCom, Inc., a Delaware corporation (“United”), and/or one or more of its subsidiaries; and

WHEREAS, pursuant to the terms and subject to the conditions of a Share Exchange Agreement between Liberty and certain stockholders of United, dated August 18, 2003 (together with any amendments or modifications thereto, the “Share Exchange Agreement”), Liberty is acquiring all of the outstanding shares of Class B common stock, par value $0.01 per share, of United in exchange (the “Exchange”) for shares of Series A common stock, par value $0.01 per share, of Liberty (“Liberty A Stock”) and cash as set forth therein; and

WHEREAS, Liberty desires that Executive be bound by certain noncompetition, noncompetition and confidentiality covenants as set forth herein in connection with the consummation of the transactions contemplated by the Share Exchange Agreement, including the Exchange (the “Closing”); and

WHEREAS, in consideration of the noncompetition, nonsolicitation and confidentiality agreements of the Executive set forth herein, Liberty desires to issue and deliver to Executive shares of Liberty A Stock as set forth herein at, and subject to the consummation of, the Closing; and

WHEREAS, the Company and Executive desire to enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.                                       Noncompetition and Nonsolicitation.  During the Noncompetition Period (as defined below), except for the performance of Executive’s duties as an employee of United or any of its subsidiaries, Executive shall not, without the consent of Liberty, (a) Participate In (as defined below) any entity or organization in the business of providing broadband communications services (which term shall include, without limitation, any one or more of video programming and/or distribution, interactive television, telephone and Internet access services) in competition with Liberty or any of its subsidiaries in the respective specific geographic areas outside the United States where Liberty or its subsidiaries conduct such businesses (but excluding any specific geographic areas in which Liberty and its subsidiaries first conduct such business after the date of termination of Executive’s employment) (“Restricted Business”) or (b) directly or indirectly solicit or interfere with, or endeavor to entice away from Liberty or its subsidiaries any of their respective suppliers, customers or employees.  The employment by Executive or a business that Executive Participates In of a person employed or formerly employed by Liberty shall not be prohibited by the foregoing provision if such person sought out employment on his own initiative without initial encouragement, direct or indirect, by Executive.  As used herein, the term “Participate In” shall mean to directly or indirectly, for Executive’s own benefit or for, with or through any other person, entity or organization, own, manage, operate, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, member, consultant, advisor, agent, independent contractor, creditor, guarantor, financial backer, stockholder, investor or otherwise with, or acquiesce in the use of Executive’s name in.  Notwithstanding the foregoing, Executive shall not be deemed to Participate In a Restricted Business merely because Executive (i) owns not more than 10% of the outstanding equity of an entity, or (ii) Participates In (but only as an employee, consultant, advisor, agent or independent contractor) the business of an entity or organization that is not related directly or indirectly to the Restricted Business of such entity or organization.  As used herein, the term “Noncompetition Period” means the period during which Executive is employed by United and/or its subsidiaries and twenty-four months after the date that Executive ceases to be employed by any of United or any of its subsidiaries, provided that the Noncompetition Period will in any event terminate on the fifth anniversary of the date of the Closing.  The termination of the Noncompetition Period under this Agreement shall not be construed to result in a termination of, or otherwise affect or limit Executive’s obligations or Liberty’s or any of its subsidiaries’ rights under, any other agreement, including, without limitation, any other noncompetition agreement, between Executive and Liberty or any Liberty subsidiary.

2.                                       Confidential Information.  Executive agrees at all times during the Noncompetition Period and thereafter to hold in strictest confidence, and not to use, except for the exclusive benefit of Liberty or its subsidiaries, or to disclose to any person or entity without written authorization of the Board of Directors of Liberty, any Confidential Information.  Liberty and Executive agree and acknowledge that these provisions regarding Confidential Information are not contingent on Executive’s continued employment with Liberty, United or any of their respective subsidiaries.  “Confidential Information” means any Liberty or subsidiary (including United and its subsidiaries) proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Executive by Liberty or a subsidiary either directly or indirectly in writing or orally.  Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to such matter.

3.                                       Issuance of Liberty Stock.  In consideration of the noncompetition, nonsolicitation and confidentiality covenants made by Executive in this Agreement, Liberty shall issue at the Closing 228,750 shares of Liberty Stock to Executive (the “Noncompetition Payment”).  Liberty’s obligation to make the Noncompetition Payment at the Closing is conditioned upon (a)

the consummation of the Closing and (b) the Executive’s compliance with the terms of this Agreement prior to the Closing.

4.                                       Provisions Reasonable; Remedies. Executive agrees that the provisions set forth in this Agreement are necessary and reasonable to protect Liberty in the conduct of its business.  If Executive threatens to commit or commits a material breach of any of such provisions, Liberty shall be entitled to have such provisions specifically enforced by any court having equity jurisdiction as well as any other legal remedies, specifically including (a) if the breach or threatened breach occurs while Executive is employed by any of United or any of its subsidiaries, repayment by Executive to Liberty of all of the Noncompetition Payment, or (b) if the breach or threatened breach occurs following such time that Executive ceases to be employed by any of United or any of its subsidiaries, repayment by Executive to Liberty of a pro rata portion of the Noncompetition Payment determined by multiplying the Noncompetition Payment by a fraction, the numerator of which is the number of months remaining in the Noncompetition Period from the date of such breach or threatened breach and the denominator of which is 24; provided that, in lieu of returning such pro rata portion of the Noncompetition Payment, Executive may make to Liberty a cash payment equal to the per share closing price of Liberty A Stock on the date of the Closing multiplied by the number of shares represented by the Noncompetition Payment that would be required to be repaid to Liberty pursuant to this Section 4.  In the event of any breach or threatened breach is alleged by Liberty to have occurred, Liberty shall not require the Executive to return a pro rata portion of the Noncompetition Payment until (x) Executive has received notice from Liberty specifying in reasonable detail the action that is alleged to constitute such breach or threatened breach and (y) Executive shall have failed for 30 days after such notice to correct such alleged breach or threatened breach.  Executive acknowledges and agrees that the time, geographic area and scope limitations of Executive’s obligations under this Agreement are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of Liberty.  Executive further acknowledges that he will not be precluded from gainful employment if Executive is obligated not to Participate In Restricted Businesses as set forth herein. The covenants contained in Section 1 above shall be construed as a series of separate covenants, one for each geographic area.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1 above.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  If any restriction contained in Section 1 above shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, geographical scope or other provision hereof, then the extent, duration, geographical scope or other provision hereof as applicable shall be deemed to be reduced so that, in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

5.                                       Representations and Warranties of Executive.

(a)                                  Executive has all requisite legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder and thereunder.  All action required on Executive’s part for the execution and delivery of this Agreement have been effectively taken.  This Agreement has been duly executed and delivered by Executive.  This Agreement is the legal, valid and binding obligation of Executive enforceable in accordance with its terms, except to the extent that general principles of equity restrict the availability of equitable remedies.

(b)                                 Executive understands that the Liberty A Stock being issued pursuant to this Agreement has not been registered under the Securities Act or under any securities law of any state or other jurisdiction.  Executive also understands that the Liberty A Stock is being offered and sold pursuant to an exemption from registration based in part on such Executive’s representations contained in this Agreement.

(c)                                  Executive has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Liberty and is capable of evaluating the merits and risks of its investment in Liberty.  Executive understands that he or she must bear the economic risk of this investment indefinitely unless the Liberty Shares are registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from registration is available, and that Liberty has no present intention of registering such shares of Liberty Stock, except as provided in the Registration Rights Agreement, dated December 19, 2003, among Liberty and certain other persons and entities (the “Registration Rights Agreement”).  Executive also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Executive to transfer all or any portion of the shares of Liberty A Stock under the circumstances, in the amounts or at the times Executive might propose.

(d)                                 Executive is acquiring shares of Liberty A Stock for his or her own account for investment only, and not with a view towards their distribution.

(e)                                  By reason of Executive’s business or financial experience, Executive has the capacity to protect his or her own interests in connection with the transactions contemplated by this Agreement.

(f)                                    Executive has had an opportunity to discuss Liberty’s business, management and financial affairs with Liberty’s management, and has had the opportunity to ask questions of and receive answers from Liberty and its management regarding the terms and conditions of this investment.

(g)                                 Executive is familiar with Regulation D promulgated under the Securities Act and has concluded in consultation with legal counsel, that Executive is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act.  Without limiting the generality of the foregoing, Executive: (i) has an individual net worth, or joint net worth with Executive’s spouse, which on the date hereof exceeds $1,000,000; and/or (ii) had an individual income in excess of $200,000 in each of the two most recent years or joint income with Executive’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(h)                                 Executive is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about Liberty, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(i)                                     Executive acknowledges that the certificate(s) for the shares of Liberty A Stock issued to Executive may bear restrictive legends as appropriate to comply with applicable securities laws.

(j)                                     Executive resides in the State of Colorado.

6.                                       Representations and Warranties of Liberty.

(a)                                  Liberty is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Liberty has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All action required on Liberty’s part for the execution and delivery of this Agreement, and the performance by Liberty of its obligations under this Agreement, have been effectively taken.  This Agreement has been duly executed and delivered by Liberty.  This Agreement is the legal, valid and binding obligation of Liberty enforceable in accordance with its terms, except to the extent that general principles of equity restrict the availability of equitable remedies.

(c)                                  When issued pursuant to this Agreement, provided that this Agreement is at such time in full force and effect, the shares of Liberty A Stock included in the Noncompetition Payment to Executive shall be duly authorized, validly issued, fully paid and nonassessable.

7.                                       Termination.  This Agreement shall terminate and the transactions contemplated hereby shall be abandoned at any time prior to the Closing (a) by the mutual consent of Liberty and Executive or (b) automatically upon the termination of the Share Exchange Agreement.  In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto.

8.                                       Successors.  This Agreement is personal to Executive and without the prior written consent of Executive shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be binding upon Liberty and its successors and assigns.  Without limiting the foregoing, if at any time after the Closing, Liberty assigns this Agreement to any transferee of substantially all of Liberty’s interests in entities or organizations providing broadband communications services outside the United States, then such transferee shall succeed to all of Liberty’s rights hereunder as fully as if it were named in lieu of Liberty herein.

9.                                       Miscellaneous.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

(b)                                 This Agreement may not be amended or modified otherwise than by a written instrument executed by the parties hereto.

(c)                                  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Mark L. Schneider

4643 S. Ulster Street, Ste 1300

Denver, Colorado 80237

If to Liberty:

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Attn: Elizabeth M. Markowski

with a copy (which shall not constitute sufficient notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 80112

Attn: Robert W. Murray Jr.

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d)                                 This Agreement and the Registration Rights Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties relating thereto.

(e)                                  Compliance with the terms and provisions of this Agreement may be waived only by a written instrument executed by each party entitled to the benefits thereof.  Executive’s or Liberty’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or Liberty may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)                                    The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)                                 Each party will submit to the non-exclusive jurisdiction of any federal or state court located in the State of Colorado having subject matter jurisdiction in the event of any dispute arising out of this Agreement. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any such federal or state court located in the State of Colorado and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(h)                                 EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ Elizabeth M. Markowski
Name:	Elizabeth M. Markowski
Title:	Senior Vice President

/s/ Mark L. Schneider
Name: Mark L. Schneider

SCHEDULE OF SUBSTANTIALLY IDENTICAL AGREEMENTS

Four executives (each an “Executive”) of UnitedGlobalCom, Inc. entered into substantially identical Noncompetition and Nonsolicitation Agreements, dated as of December 19, 2003, between such named Executive and Liberty Media Corporation.  The terms of such agreements vary with respect to the Executive party to the agreement and the number of shares of “Liberty Stock” to be issued as the “Noncompetition Payment” to such Executive under Section 3 of the applicable agreement.  The table below sets forth the name of each Executive, other than Mark L. Schneider, who is the Executive named in the agreement filed with this Exhibit 4.6, and the number of shares of Liberty Stock to be issued to such Executive under his or her Noncompetition and Nonsolicitation Agreement.

Name of Executive	Number of shares of “Liberty Stock” to be issued as “Noncompetition Payment”
Michael T. Fries	228,750
Ellen P. Spangler	134,935
Tina M.Wildes	134,934